Exhibit 99.12

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

[•], 2021

Aberdeen Total Return Bond Fund

Aberdeen Investment Funds

1900 Market Street, Suite 200

Philadelphia, PA 19103

Aberdeen Global Absolute Return Strategies Fund

Aberdeen Funds

1900 Market Street, Suite 200

Philadelphia, PA 19103

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to Aberdeen Total Return Bond Fund (“Acquired Fund”), a separate series of Aberdeen Investment Funds, a Massachusetts business trust (“AIF Trust”), and to Aberdeen Global Absolute Return Strategies Fund (“Acquiring Fund”), a separate series of Aberdeen Funds, a Delaware statutory trust (“AF Trust”), and to the holders of shares of beneficial interest in the Acquired Fund, in connection with the transfer of substantially all of the assets of the Acquired Fund to the Acquiring Fund in exchange solely for shares of beneficial interest, as defined in the Agreement and Plan of Reorganization (the “Agreement”) dated as of [•], 2021, executed by AF Trust on behalf of the Acquiring Fund and by AIF Trust on behalf of the Acquired Fund, of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of the Acquired Fund’s liabilities by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares received by the Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Agreement.

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For purposes of this opinion, we have examined and relied upon (1) the Agreement, (2) facts and representations contained in the letter dated on or about the date hereof addressed to us from AF Trust on behalf of the Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from AIF Trust on behalf of the Acquired Fund and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Agreement.

Based upon the foregoing, it is our opinion that for federal income tax purposes, with respect to the Acquired Fund and the Acquiring Fund:

1.	The transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, followed by the distribution by the Acquired Fund of such Acquiring Fund Shares to shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.	No gain or loss will be recognized by the Acquiring Fund on the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund;

3.	Except for gain or loss regularly attributable to the termination of the Acquired Fund’s taxable year, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund’s assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or upon the distribution of the Acquiring Fund Shares to the Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund;

Dechert LLP

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4.	No gain or loss will be recognized by shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares of beneficial interest for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of the liabilities of the Acquired Fund;

5.	The aggregate tax basis of the Acquiring Fund Shares received by each of the Acquired Fund’s shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares of beneficial interest held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund shareholder will include the period during which the Acquired Fund shares of beneficial interest exchanged therefor were held by such shareholder (provided that such Acquired Fund shares of beneficial interest were held as capital assets on the date of the Reorganization); and

6.	Except for assets which may be marked to market for federal income tax purposes as a consequence of a termination of the Acquired Fund’s taxable year, the tax basis of the Acquired Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement. Without limiting the foregoing, we express no opinion as to the federal income tax consequences of the Reorganization to the Acquired Fund with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

Very truly yours,

Dechert LLP